Exhibit 10.13

www.eyeblaster.com

EYEBLASTER, LIMITED

Restated Employment Agreement

London Office

THIS AGREEMENT is made this 20 day of January, 2009. BETWEEN the parties

1)	Eyeblaster, LTD. (Company number 04659713) whose registered office is at 15-17 Baird House, St. Cross Street, London EC1N 8UW (“the Company”); and

2)	Joseph (Joe) Girling of Tudor Gable, Nightingale Avenue, West Horsley, Surrey KT24 6PA (“the Executive”).

WHEREAS

The Company has agreed to employ the Executive and the Executive has agreed to serve the Company on the terms and conditions set out in this Agreement, replacing the Previous Agreements:

It is agreed as follows

1.	Definition and Interpretation

1.1	The provisions of Schedule 1 (Definition and Interpretation) shall apply and have effect in relation to the words and expressions used in this Agreement and in the interpretation and construction of this Agreement.

2.	Appointment, duties and duration

2.1	The Company appoints the Executive and the Executive agrees to serve as VP Global Sales or in such capacity as may from time to time be agreed. The Executive accepts that the Company and in particular his Supervisor may require the Executive from time to time to perform other duties or tasks not within the scope of his normal duties and the Executive agrees to perform those duties or undertake those tasks as if they were specifically required under this Agreement.

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2.2	A non-exhaustive summary of the Executive’s key responsibilities is attached as Schedule 3.

2.3

The Executive’s employment with the Company commenced on September 7th, 2006 and shall continue (subject to earlier termination as provided in this Agreement) until terminated by either party giving to the other not less than;

2.3.1	one month’s notice during the first four years of service;

2.3.2	thereafter, one week’s notice for each complete year of service up to a maximum of 12 weeks’ notice after 12 years’ service.

2.4	The Company may from time to time appoint any other person or persons to act jointly with the Executive in his appointment.

2.5	The Executive warrants that by virtue of entering into this Agreement or the other agreements or arrangements made or to be made between the Company and him, he will not be in breach of any express or implied terms of any contract with or of any other obligation to any third party binding upon the Executive.

2.6	The Executive shall at all times during the period of this Agreement:

2.6.1	devote the whole of his time, attention and ability to the duties of the Executive’s appointment during Normal Working Hours and at such other times as the Company or the Supervisor or the Executive’s duties may reasonably require;

2.6.2	faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time assigned to or vested in him;

2.6.3	obey all lawful and reasonable directions of the Supervisor and or the CEO.

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2.6.4	use his best endeavours to promote the Business and the interests of the Company (and any Group Company);

2.6.5	keep the Supervisor promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and provide such explanations as may be required;

2.6.6	not at any time make any untrue or misleading statement relating to the Company.

2.7	For the avoidance of doubt, the terms set out in this Agreement which concern the Executive’s duties towards the Company are included without prejudice to the Executive’s implied duty of fidelity, whether the terms are expressed to apply during or after the termination of his employment.

2.8	Nothing in this Agreement shall mean or be deemed to mean that the Company is obliged to provide work for the Executive or that the Executive has the right to perform services for the Company.

2.9	It is hereby agreed that the Executive’s working time is not measured or predetermined or can be determined by the Executive himself. In any event the Executive hereby agrees to exclude the maximum weekly working time provisions of the Working Time Regulations 1998.

2.10	The Executive may terminate his agreement to exclude the maximum weekly working hour’s provisions of the Working Time Regulations 1998 at any time on 12 weeks’ written notice, entirely without prejudice to all other terms and conditions of this Agreement. If he does so, the Executive will be required to keep written records of his actual hours worked and these must be submitted to the Company at the end of each week.

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3.	Salary and Benefits

3.1	In consideration for his services and commitment to the Company under this Agreement, the remuneration of the Executive shall be a fixed salary of £108,000.00 (One hundred and eight thousand pounds) per year (the “Fixed Salary”) which shall accrue from day to day and shall be payable by bank transfer one month in arrears by equal monthly instalments on or about the last working day of every month.

3.2	The Executive may participate in the Bonus Scheme.:

The Company agrees to pay or cause to be paid to the Executive during the term of this Agreement, in addition to Executive’s Fixed Salary, a cash bonus opportunity (the “Bonus”), to be paid as follows and comprising of:

3.2.1	a quarterly bonus of up to £2000 (Two thousand pounds) (the “Quarterly Bonus”), subject to attainment of predetermined management objectives (MBO), payable per quarter (at the end of the month subsequent to the end of each quarter)

3.2.2	The Company agrees to pay or cause to be paid to the Executive during the term of this Agreement a yearly bonus of up to $145,250 (One hundred and forty five thousands, two hundred and fifty US Dollars) for achievement of predetermined revenue targets for the Group, and, if such revenue targets are exceeded, additional bonus payments per the compensation scheme determined by the Company in advance (together the “Revenue-Based Bonus”). The Revenue-Based Bonus shall be payable in pounds (according to the exchange rate available on the payment date) on a monthly basis, 30 days following the end of each calendar month, based on the revenues for such month;

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all, provided that Executive is employed by the Company or a Subsidiary thereof on the bonus payment date. The terms and amount of such Bonus, if any, shall be determined by the Company’s Chief Executive Officer in its sole discretion.

3.3	The Executive’s salary shall be reviewed annually, but without commitment to increase, by the Company on or about the beginning of each calendar year. The Executive shall be notified in writing of any changes to his salary.

3.4	The Company reserves the right in its absolute discretion to deduct from the Executive’s salary payments any sums which the Executive may owe the Company including, without limitation, any overpayments or loans made to the Executive by the Company or losses suffered as a result of the Executive’s negligence or breach of Firm rules.

3.5	The Executive shall be entitled to join the Company’s contributory pension scheme (“the Scheme”) subject to the rules of the Scheme. The Company shall be entitled to terminate the Scheme or the Executive’s membership of it at any time subject to the Company providing the benefit of an equivalent scheme (“the New Scheme”) each and every benefit of which shall be no less favourable than the benefits afforded to the Executive under the Scheme.

3.6	The Executive shall be entitled to participate at the Company’s expense in the Company’s private medical insurance scheme, subject always to the rules of that Scheme.

3.7	The Executive shall be entitled to participate at the Company’s expense in the Company’s permanent health insurance scheme provided always that nothing in the said scheme or associated with the Executive’s Membership or qualification to benefits thereunder shall prevent the Company from terminating the Executive’s employment for good cause, including Incapacity, in appropriate circumstances.

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4.	Mobility

4.1	The Executive’s normal place of work shall be the Company’s premises at Dutch House, 307-308 High Holborn, London WC1V 7LR but the Company reserves the right (following consultation with the Executive) to require the Executive to work from time to time at any other office of the Company or any Group Company and to change his normal place of work to such other premises of the Company as the Company may from time to time require.

4.2	The Executive shall be required from time to time, on reasonable notice (which for these purposes may include short notice), to travel on behalf of the Company within the UK and abroad for the proper performance of his duties, whether to visit clients, attend other offices of the Company, or as otherwise may be the case.

5.	Expenses

5.1	The Company shall by way of reimbursement pay or procure to be paid to the Executive on his behalf all reasonable travelling, hotel and other expenses wholly exclusively and necessarily incurred by him in or about the performance of his duties under this Agreement, in accordance with the Group’s travel and expense policy, as amended from time to time.

5.2	The Executive shall, if so required by the Company as a precondition to payments made to him under Clause 5.1, provide reasonable evidence of the expenditure in respect of which he claims reimbursement.

6.	Holidays

6.1	The Executive shall (in addition to the usual recognised public and bank holidays) be entitled during the continuance of his employment to 25 working days’ holidays in each holiday year (which is the calendar year) to be taken at times to be agreed in advance by the Supervisor.

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6.2	All holiday requests must be made to the Supervisor and comply with the Company’s published procedures for booking annual leave.

6.3	The Company may require the Executive to work on any public or bank holiday but in such event he shall be entitled to take time off in lieu, to be taken at times as agreed in advance by the Supervisor.

6.4	The Executive shall not be entitled to carry forward any annual holiday entitlement foregone by him for any reason during the holiday year in which it accrued.

6.5

Upon the termination of his employment, the Executive’s entitlement to accrued holiday pay shall have accrued at the rate of  1/12 of the annual leave entitlement due to the Executive under this Clause 6 for each complete month of service in that holiday year in which his employment terminates and the appropriate amount shall be paid to the Executive provided that if he has taken more days’ holiday than his accrued entitlement permits, the Company is hereby authorised to make an appropriate deduction from the Executive’s final salary payment.

6.6	On termination, the Company reserves the right to require the Executive to take any accrued but unused holiday entitlement during any notice period even if booked to be taken after the notice period has expired.

6.7	In the event of the Company exercising its rights or any of them under Clause 14 the Executive shall cease to accrue holiday entitlement for the remainder of his notice (save in relation to his minimum holiday entitlements under the Working Time Regulations 1998, which shall continue to accrue but any such outstanding holiday entitlement shall be deemed to be taken during that period whether or not formal notices are served by the Company during the period of ‘garden leave’ so as to confirm this).

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6.8	For the purpose of calculating any pay due to the Executive or the Company under Clause 6.7, one day’s pay or holiday pay shall be equal to 1/260 th of the Executive’s annual salary.

7.	Sickness

7.1	If the Executive is absent from work because of Incapacity the Executive must report this fact forthwith to the Supervisor and before 10.00am on each working day of his absence. If the Executive is absent from work for a period of seven or more consecutive days he shall provide the Company with a medical certificate from a General Practitioner by the eighth day of absence and thereafter so that the whole of any period of such absence is certified in this way.

7.2	If the Executive is absent for less than seven days he must complete a self-certification form on his return.

7.3	For SSP purposes the Executive’s qualifying days shall be his normal working days (Monday to Friday).

7.4	At any time during his employment the Executive shall at the request and expense of the Company permit himself to be examined by a registered medical practitioner to be selected by the Company and shall authorise such medical practitioner to disclose to and discuss with the Company the results of such examination and any matters which arise from it.

7.5	The Company depends on all its employees to attend work regularly. Persistent short-term absenteeism can jeopardise the Company’s efficiency and profitability. If the Executive’s attendance record shows signs of persistent short term absenteeism the Executive may be required to attend interviews to explain the reasons for their absence, whether there might be an underlying reason for their absences and their fitness to return to work.

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7.6	If the Executive suffers an accident at work he must notify the Supervisor and ensure that the fact of his accident is properly recorded.

8.	Outside Interests

8.1	The Executive shall not without the prior written approval of the Company during his employment with the Company be directly or indirectly engaged or concerned or interested in any other work, trade or business or occupation or the setting up of any business save as a holder of the legal or equitable interest in the shares or securities of a company any of whose shares or securities are quoted or dealt in on any recognised Stock Exchange provided that any such holding shall not exceed 1% of the whole or any class of the issued share capital of the company concerned.

9.	Termination

9.1	Retirement

9.1.1	The Executive’s normal retirement age is 65.

9.2	Suspension

9.2.1	In order to investigate any complaint against the Executive the Company may at any time suspend the Executive on full pay for so long as may be necessary to carry out a reasonable and proper investigation and hold a disciplinary hearing. The Executive shall remain entitled to his full salary and benefits during any period of suspension. During any such period the Executive a) shall not, without the express approval or instruction of the Supervisor, attend any premises of the Company, contact any client of the Company or conduct any business on behalf of the Company; and b) shall keep himself available for contact by the Company or the Supervisor at any time during Normal Working Hours.

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9.3	Immediate dismissal

9.3.1	The Company may by notice terminate this Agreement with immediate effect if the Executive:

9.3.1.1	commits any act of gross misconduct or repeats or continues (after written warning) any other material or serious breach of his obligations under this Agreement; or

9.3.1.2	is guilty of any conduct which in the reasonable opinion of the Company brings him, the Company or any of its directors, employees or clients into disrepute; or

9.3.1.3	is convicted of any criminal offence (excluding an offence under road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended); or

9.3.1.4	commits any act of dishonesty relating to the Company, any of its clients, any of the Company’s employees or otherwise; or

9.3.1.5	becomes bankrupt or makes any arrangement or composition with his creditors generally.

9.3.1.6	refuses to obey a reasonable and lawful instruction.

9.4	Pay in lieu

9.4.1

Once a notice to terminate has been served by either party upon the other in accordance with the terms of this Agreement the Company reserves the right at its absolute discretion to terminate the Executive’s employment by making a payment in lieu of any unexpired period of such notice. Should the Company elect to make a payment in lieu of notice the

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Executive’s entitlement to such a payment shall be limited to the value of the Executive’s basic salary only for the relevant period.

9.4.2	During the period following notice of termination by any party for any reason, the Executive shall cooperate with the Company and use his best efforts to assist the integration into the Company’s organization of the person or persons who will assume the Executive’s responsibilities.

9.4.3	In the event of any termination of his employment, whether or not for cause and whatever the reason, the Executive will promptly deliver to the Company all property, laptops, material, documents, data, records and other information pertaining to his employment or any proprietary information or the Company’s intellectual property, and the Executive will not take with him any property, laptops, material, documents or data, or any reproduction or excerpt of any documents or data, containing or pertaining to his employment or any proprietary information or Company’s intellectual property.

9.4.4	Redundancy Payment. The Executive is entitled to redundancy payment only if he has worked at the company for at least two years. The maximum redundancy payment that the Executive can be entitled to, will not exceed the statutory redundancy payment under the relevant applicable United Kingdom’s Law.

9.5	If the Executive’s employment is terminated by the Company for reasons other than the Executive’s breach of contract, misconduct, poor performance or any other matter referred to at clause 9.3, or by the Executive resigning in accordance with the requirements of clause 2.3, clause 9.6 shall apply.

9.6

Where this clause applies, the Company agrees to offer the Executive in addition to any other entitlements due to him under this Contract and subject to the Executive agreeing to the terms of a Compromise

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Agreement (to be prepared by the Company at its own expense) an additional payment equivalent to the sum of (i) twenty five per cent of the Executive’s annual fixed salary and (ii) an amount equal to the Revenue-Based Bonus due to Executive with respect to the three months preceding termination date, subject to normal deductions for tax and any National Insurance contributions that may be due.

9.7	At the date of a Change in Control Event, 30% of any unvested options held by the Executive shall have their vesting accelerated and become immediately exercisable.

9.8	The remaining 70% of any unvested options held by the Executive at the date of the Change in Control Event shall continue to vest in accordance with the original vesting period set forth in the Executive’s option agreement(s) in effect at such time.

9.9	If the Executive’s employment is terminated within 12 months following the date of a Change in Control Event by the Company for reasons other than the Executive’s breach of contract, misconduct, poor performance or any other matter referred to at clause 9.3 of this Contract, or by the Executive resigning in accordance with the requirements of clause 2.3 of this Contract, 50% of any unvested share options held by the Executive at the date of the termination shall have their vesting accelerated and become immediately exercisable.

10.	Confidentiality

10.1	The Executive is aware that in the course of employment with the Company under this Agreement or otherwise he has had and will continue to have access to and be entrusted with Confidential Information.

10.2	The Executive shall not (except in the proper course of his duties) during or after the period of his employment under this Agreement directly or indirectly divulge to any person whatever or otherwise make use of (and shall use his best endeavours to prevent the publication or disclosure of) any trade secret or any Confidential Information.

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10.3	All records, notes and memoranda of any trade secrets or Confidential Information which shall be acquired, received or made by the Executive during the course of his employment shall be the property of the Company and all property belonging to the Company including but not limited to laptops, documents, data, records (in paper, electronic, digital or any other form) shall be surrendered by the Executive to someone duly authorised in that behalf at the termination of his employment or at the request of the Board at any time during the course of his employment.

10.4	Nothing in this Agreement shall, nor is intended to, prevent the Executive from making any disclosures of Confidential Information which may be required of him by a Court of competent jurisdiction or from lawfully exercising any rights available to him to make protected disclosures pursuant to the terms of the Public Interest Disclosure Act 1998.

10.5	The restrictions contained in this clause shall cease to apply to any information or knowledge which, other than through any fault or unauthorised actions of the Executive, ceases to be confidential and/or enters the public domain.

11.	Further Acknowledgments of the Executive

11.1	In entering into employment with the Company under this Agreement the Executive recognises and acknowledges that:

11.1.1	the Executive has a duty to act at all times in the best interests of the Company and owes duties of fidelity and trust and confidence to the Company;

11.1.2	the Executive will directly benefit from access to the Confidential Information as it will enable him to carry out his duties and benefit from the Bonus Scheme, including the Revenue-Based Bonus;

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11.1.3	the restrictions set out herein which apply to the Executive’s conduct during and after the termination of his employment are for the legitimate protection of the Company’s business interests and are reasonably required of the Executive;

11.1.4	the Company has expended considerable sums of money and resources in the development of its Business and that it has gained a unique reputation within the Company’s market place;

11.1.5	the unauthorised disclosure of Confidential Information is likely to place the Company at a competitive disadvantage or otherwise cause immeasurable financial or other harm to the business of the Company.

12.	Protection of the Company’s Employees

12.1	The Executive shall not at any time during his employment and for the Restricted Period after the termination of his employment seek to entice, persuade, solicit or employ, or provide any work or enter into partnership with or otherwise engage, whether directly or indirectly, any person who is or was at the Termination Date employed or engaged by the Company or any Group Company.

13.	Protective Covenants

13.1	The Executive covenants with the Company that he shall not for the Restricted Period after the Termination Date without the prior written consent of the Company in connection with the carrying on of any business in competition with the Business or Businesses whether on his own behalf or on behalf of any person, firm or company directly or indirectly:

13.1.1	canvass, solicit, seek or procure business from any Relevant Clients; or

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13.1.2	do business with any Relevant Clients; or

13.1.3	Interfere with or seek to interfere or take steps so as to interfere with the continuance of supplies to the Company or any Group Company or the contractual terms relating to any such supplies in connection with any service or function with which the Executive was personally involved during the Relevant Period; or

13.1.4	Impair or attempt to impair in any way the relationship between the Company or any Group Company and its or their suppliers or the landlord of any premises used by the Company or any Group Company with whom the Executive dealt personally during the Relevant Period.

13.2	Provided always that nothing in Clause 13.1 shall prohibit the canvassing, soliciting, seeking or procuring of orders or the doing of business not relating to or similar to the Business or Businesses.

13.3	The Executive shall not within the Territory and for the Restricted Period after the Termination Date without the prior written consent of the Company be directly or indirectly concerned or interested in any capacity with or in any of the Named Competitors whether as a director, principal, agent, advisor, partner, consultant, contractor, employee, employer or otherwise where the Executive is required or might reasonably be thought by the Supervisor or the Board to be required to disclose or make use of Confidential Information or to provide the same or similar services, advice or expertise to that which the Executive was employed hereunder during the Relevant Period to provide to the Company or any Group Company.

13.4	As additional consideration for the Executive’s agreement and commitments to the restrictions set out in this clause and in clauses 10 and 12, the Company shall pay to the Executive a monthly payment equal to 10% of the Executive’s monthly salary under clause 3.1, payable for the first three months of the Restricted Period.

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14.	Garden Leave

14.1	In the event that notice to terminate the Executive’s employment with the Company has been given by the Company or the Executive or if the Executive seeks to resign without notice or by giving notice shorter than that required by Clause 2.3 the Company may require that the Executive take “Garden Leave” until the Termination Date.

14.2	During any period of Garden Leave the Executive will continue to be bound by all the terms of his employment including the terms of this Agreement save in the case of a term specifically excluded or varied by the operation of this Clause.

14.3	During Garden Leave the Executive agrees not to attend his place of work or any other premises of the Company unless expressly invited to do so by the Company or the Supervisor or by prior appointment.

14.4	For the avoidance of doubt, during any period of Garden Leave the Company:

14.4.1	Will continue to pay the Executive his full salary and benefits but not any pay earned under the PRP Scheme;

14.4.2	Will be under no obligation to vest in or assign to the Executive any powers or duties or to provide any work for the Executive;

14.4.3	May assign to another person any work which the Executive would have undertaken had he not been on Garden Leave;

14.4.4	May prohibit contact between the Executive and any employees other than the Supervisor or any other specified personnel, any clients, suppliers, professional advisers, brokers or bankers of the Company, or otherwise as the Supervisor may so specify and direct;

14.4.5	May exclude the Executive from any premises of the Company.

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14.5	This clause shall not affect the general right of the Company to suspend for good cause, nor affect the rights and obligations of the parties prior to the service of such notice.

15.	Other Terms Relevant to Clauses

15.1	The parties hereto consider the above obligations and restrictions in Clauses 8, 10, 12, 13 and 14 to be reasonable in all the circumstances at the date hereof for the protection of the Company’s legitimate business interests.

15.2	Each provision of this Agreement is severable from the others and is enforceable accordingly.

15.3	It is nevertheless acknowledged that such restrictions may be invalid because of a change in circumstances or for other unforeseen reasons and accordingly it is hereby agreed and declared that if any one or more of such restrictions shall be judged by a Court of competent jurisdiction to be void or invalid as being beyond what is reasonable in all the circumstances for the protection of the Company’s legitimate business interests but would be valid if part of the wording thereof were deleted or the period thereof reduced or the range of activities covered thereby reduced in scope the said restrictions shall be deemed to apply with such modifications as may be necessary to make them valid and effective and any such modification shall not thereby affect the validity of any other restrictions.

15.4	For the avoidance of doubt, the Restrictive Period in respect of Clauses 12 and 13 shall be reduced by the length of any period during which the Executive is sent on Garden Leave under Clauses 14.

15.5	The Company may, in its absolute discretion, reduce the scope or extent of any of the restrictions in Clauses 12.1 and 13.1.

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16.	Amplification of Terms of Employment

16.1	In accordance with the Employment Rights Act 1996 Section 1(4) the following terms of the Executive’s employment apply on the date of this agreement:

16.1.1	Hours of work: the Executive shall carry out his duties between Normal Working Hours and during such other hours as may reasonably be necessary for the proper performance of the duties of his appointment;

16.1.2	Dismissal Disciplinary, Grievance and Appeals rules and procedures: the Company shall follow at least the minimum statutory requirements of the Standard and Modified Dismissal, Disciplinary and Grievance Procedures as required by the Employment Act 2002 (Dispute Resolution) Regulations 2004 whenever consideration has to be given to relevant disciplinary action, grievances or the possibility of terminating the Executive’s employment. Details of the relevant rules and procedures shall be available within the Employee Handbook. Grievances should be raised with VP HR. Grievance appeals will usually be dealt with the Supervisor, in this case with the VP HR.

16.1.3	There are no collective agreements applicable to the Executive’s employment.

16.1.4	The Company holds a contracting out certificate in respect of the Executive’s employment.

17.	Data Protection Act 1988 (“DPA ‘98”)

17.1	For the purposes of the DPA ‘98 the Executive contents to the Company procuring and processing personal data (including Sensitive Data) of which he is the subject.

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17.2	For the purposes of this Clause “Sensitive Data” means personal data consisting of information as to racial or ethnic origin; political opinions; religious beliefs or other beliefs of a similar nature; membership of a trade union; physical or mental health or conditions; sexual life; the commission or alleged commission of any offence or any proceedings for any offence committed or alleged to have been committed, including the disposal of such proceedings or the sentence of any Court in such proceedings.

18.	Disclosure of potential copyright material

18.1	If at any time during his employment the Executive (whether alone or with any other person) in the course of the duties of his employment or other duties specifically assigned to him originates any design (whether registrable or not) or other work in which copyright may subsist he shall promptly disclose it to the Company and at the request and expense of the Company do all things necessary or desirable to substantiate the rights of the Company in relation to such design or other work.

18.2	If at any time during his employment the Executive shall originate any design or other work other than in the course of the duties of his employment or duties specifically assigned to him he shall immediately notify the Company who shall have the right to acquire the design or other work for himself or his nominee within 3 months after notification on fair and reasonable terms to be agreed or settled by a single arbitrator.

19.	Disclosure of inventions

19.1	Subject to the provisions of the Patents Act 1977 if at any time during his employment the Executive makes or discovers or participates in the making or discovery of any invention, development, process, plan, design, formula, specification, programme or improvement upon or addition to an invention (“the Invention”) which is applicable to the business for the time being carried on by the Company the Executive shall promptly disclose it to the Company and it shall be the absolute property of the Company.

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19.2	The Executive shall at the request and expense of the Company (and notwithstanding the termination of his employment):

19.2.1	give and supply all such information, data, drawings and assistance as may be requisite to enable the Company to exploit the Invention to the best advantage; and

19.2.2	sign and execute all documents and do all things that the Company considers necessary or desirable:

19.2.2.1	for obtaining patent or similar protection for the Invention in such part(s) of the world as may be specified by the Company and/or vesting the Invention in the Company or as he may direct;

19.2.2.2	to resist any objection or opposition to obtaining and any petitions or applications for revocation of, any such patent or similar protection for the Invention; and

19.2.2.3	to bring proceedings for infringement of any such patent or similar protection.

19.3	The Executive agrees that by virtue of his duties or responsibilities, arising from them, the Executive has a special obligation to further the interests of the Company within the meaning of section 39(1)(b) of the Patents Act 1977.

20.	Telecommunications

20.1

The Company has the right to monitor any and all aspects of its telephone and computer systems that are made available to the Executive and to monitor, intercept and/or record communications made by the Executive, including any type of telephone, email or internet communications, for the purpose authorised under the

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Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000 and any amending or supplementary legislative or regulatory requirements and the Executive expressly consents to the Company doing so.

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21.	Miscellaneous

21.1	The provisions of this Agreement may be amended only by a written instrument executed by both the Company and the Executive.

21.2	The validity, enforceability, construction and interpretation of this Agreement shall be governed by English law.

21.3	The rights and obligations of the Company hereunder shall be transferred to its successors and assigns. The Executive may not, however, transfer or assign his rights or obligations under this Agreement.

21.4	Notices may be given by either party by letter delivered to the other party at (in the case of the Company) its principal place of business and (in the case of the Executive) in person or to his last known address and any notice given by letter shall be deemed to have been given at the time at which the letter would be delivered in the ordinary course of post or if delivered by hand upon delivery and in proving service by post it shall be sufficient to prove that the notice was properly addressed and posted.

21.5	The Executive is required to obey, follow and observe the terms of all other rules, regulations, policies and procedures set out in the Employee Handbook or which the Company may otherwise issue from time to time concerning its employees. However, in the case of any conflict between documents the terms of this contract shall prevail.

21.6	This Agreement represents the entire agreement between the Company and the Executive and supersedes all prior agreements between the parties concerning the terms of the Executive’s employment with the Company, whether written or verbal, including but not limited to the Previous Agreements.

21.7

The Company reserves the right to make reasonable changes to any of the Executive’s terms and conditions of employment and will notify the Executive in writing of such changes at the earliest opportunity

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and, in any event, within one month after such changes have taken effect. Such changes will be deemed to be accepted unless the Executive notifies the Company of any objection in writing before the expiry of the notice period.

21.8	The Executive must inform the Company if he moves from his home address and any other changes to his contact details.

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SCHEDULE 1

DEFINITIONS AND INTERPRETATION

1.	In this Agreement the following words and expressions shall, save where the context or the express provisions of the Agreement otherwise requires or admits, have the following respective meanings:

“Associated Company”	Means any Company which for the time being is:

a)      a Company having an Ordinary Share Capital (as defined in Section 832 of the Income and Corporation Taxes Act 1988) of which not less than 25% is owned directly or indirectly by the Employer or its holding company applying the provisions of Section 838 of the said Act in the determination of ownership;

b) a holding company (as defined in Section 1159 of the Companies Act 2006) of the Employer; or

c) a subsidiary (as defined in Section 1159 of the Companies Act 2006) of any such holding company;

d) a parent undertaking (as defined by Section 1162 of the Companies Act 2006) in relation to the Employer or a subsidiary undertaking (defined as aforesaid) of any such parent undertaking;

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“Board”	Means for the purposes of this Agreement the Board of Directors for the time being of the Company or a subcommittee of the Board

“Bonus Scheme”	Means the bonus scheme applicable to the Executive’s employment with the Company as set out in this agreement hereof or as otherwise amended from time to time

“Business” and “Businesses”	Means all and any trades, services or other commercial activities of the Company or any Group Company including in particular but not by way of limitation the supply of digital marketing and advertising products (by way of example: Eyeblaster rich media, ACM, search, video and in-game) and related services:

i)       with which the Executive shall have been concerned or involved to any material extent at any time during his employment with the Company and which the Company or any Group Company shall carry on with a view to profit; or

ii)     which the Company or any Group Company shall, at the Termination Date, have determined to carry on with a view to profit in the immediate or foreseeable future and in relation to which the Executive has had access to or has been in possession of any Confidential Information

“Change in Control Event”	means the dissolution or liquidation of the Company; a merger, consolidation or reorganisation of the Company with one or more other entities in which the Company is not the surviving or controlling entity; a sale of all or substantially all of the assets of the Company to another

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person or entity; or any transaction (including without limitation a merger or reorganisation in which the Company is the surviving entity) which results in any person or entity (other than persons who are shareholders or affiliates of the Company at the time the event is approved by the Company’s shareholders) owning 50% or more of the combined voting power of all classes of stock of the Company

“Compromise Agreement”	means an agreement between the Company and the Executive which complies with the requirements of sections 203(2)(f) and (3) of the Employment Rights Act 1996.

“Confidential Information”	Means all and any Corporate Information, Marketing Information, Technical Information and other information (whether or not recorded in documentary form or on computer disk or tape) to which the Company or any Group Company attaches an equivalent level of confidentiality or in respect of which it owes an obligation of confidentiality to any third party:

i) which the Executive has acquired at any time during his employment with the Company but which does not form part of the Executive’s own stock in trade; and

ii) which is not readily accessible to persons not connected with the Company or any Group Company either at all or without a significant expenditure of labour skill or money;

“Corporate Information”	Means all and any confidential information relating to the business methods, corporate plans, management systems, finances, the confidential terms of contracts between the Company and its customers for the supply

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of services by the Company and maturing new business opportunities or development projects of the Company or any Group Company

“Group”	Means Eyeblaster, Inc., the Company, any Associated Company and any other company which is directly or indirectly controlled by the Company or which directly or indirectly control the Company or which are directly or indirectly controlled by a third party which also directly or indirectly controls the Company and the terms ‘Group Company’ or ‘the Group’ shall be construed accordingly

“Incapacity”	Means any illness or other like cause incapacitating the Executive from attending to his duties

“Marketing Information”	Means all and any confidential information relating to the marketing or sales of any past, present or future product or service of the Company or any Group Company including, without limitation, fee targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, sales techniques, price lists, discount structures, unpublished advertising and promotional material, client customer and other third party information stored in the Company’s client files, the confidential information compiled and stored within the Company’s databases including the names addresses telephone numbers of clients and potential clients of and suppliers and potential suppliers to the Company or any Group Company, the nature of their business operations, their requirements for goods or services sold to them or purchased by the Company or any Group Company and all confidential aspects of their business relationship with the Company or any Group Company

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“Named Competitors”	Means any of the following companies or their subsidiary or holding companies or businesses provided in schedule 2.

“Normal Working Hours”	Means 9.00am to 6.00pm Monday to Friday

“Plan”	Means the Eyeblaster Inc. ISOP

“Previous Agreements”	Means the Employment Agreement dated September 7, 2006 and the Variation to Employment Agreement dated April 30, 2008, entered into by and between the Company and the Executive

“Restricted Period”	Means twelve months

“Relevant Clients”	Means any clients or customers with whom the Executive dealt personally on behalf of the Company within the Relevant Period or any potential clients of the Company with whom the Executive dealt personally on behalf of the Company during the Relevant Period with a view to doing Business

“Relevant Period”	Means the twelve-month period ending with the Termination Date or if the Company exercises its rights under clause 14, the twelve-month period ending with the date on which the Company exercises those rights.

“Supervisor”	Means the Executive’s appointed supervisor or such officer or employee of the Company or any Group Company as may be appointed by the Chief Executive Officer of the Company from time to time, and initially, the Chief Executive Officer of the Group.

“Technical Information”	Means all and any trade secrets, confidential processes, inventions, know-how discoveries and other confidential technical information relating to the creation, production or supply of any past, present or future product or service

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offered by the Company or any Group Company, including but not by way of limitation the content of the Company’s tenders for new contracts or for the renewal of existing contracts

“Termination Date”	Means the date of termination of the Executive’s employment with the Company

2.	Words importing one gender include the other gender and words importing the singular include the plural and vice versa.

3.	Any reference to a statutory provision shall be deemed to include a reference to a statutory modification or re-enactment of it.

4.	The clause headings do not form part of this Agreement and shall not be taken into account in its construction or interpretation.

5.	Any reference to the Executive shall if appropriate include her or his personal representatives.

References in this Agreement to any clause sub-clause schedule or paragraph without further designation shall be construed as references to the clause, sub-clause, schedule or paragraph of this Agreement so numbered.

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SCHEDULE 2

Named Competitors

Competing Entity	Link to Web Site (as of Nov 3rd, 2004)

247Real Media	http://www.247realmedia.com

Accipiter	http://www.accipiter.com

Ad4Ever	http://www.ad4ever.com

Adlnterax	http://www.adinterax.com

Ad motion	http://www.admotion.com

AdTech	http://www.ad-tech.de

Advertising.com	http://www.advertising.com

AmazingMedia	http://www.amazingmedia.com

Aquantive	http://www.aquantive.com http://www.atlasdmt.com

BlueStreak	http://www.bluestreak.com

Checkm8	http://www.checkm8.com

Clipstream	http://www.clipstream.com

CommFlash	http://www.commflash.com

Doubleclick (including Double Click-Macromedia Motif alliance)	http://www.doubleclick.com http://www.macromedia.com

Eyewonder	http://www.eyewonder.com

Falk	http://www.falkag.com http://www.falkag.de

Fastclick	http://www.fastclick.com

Feedroom	http://www.feedroom.com

FlashTaIking	http://www.flashtalking.com

Intermezza	http://www.intermezzia.com

Klipmart	http://www.klipmart.com

Maven Networks	http://www.maven.net

PointRoll	http://www.pointroll.com

Spot4Web	http://www.spot4web.be

Tangozebra	http://www.tangozebra.com

Undertone	http://undertone-inc.com/

Unicast	http://www.unicast.com

Unitedvirtualities	http://www.unitedvirtualities.com

ValueClick	http://www.valueclick.com

Viewpoint	http://www.viewpoint.com

Zedo	http://www.zedo.com

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SCHEDULE 3

JOB DESCRIPTION

(as of December 1, 2008)

The VP of Global Sales will oversee all sales and support efforts in all of Eyeblaster’s destination markets.

Objective:

Maximize Eyeblaster’s revenue, market share and customer satisfaction globally

Responsibilities:

•	P&L of global revenue organization including all sales and support teams

•	Accomplishment of revenue and market share and customer retention targets by product

•	Business planning for all sales and support activities

•	Establishment and leadership of Eyeblaster sales and support teams

•	Establishment and management of reselling partnerships

•	Collaboration with all other Eyeblaster departments including Marketing, Solutions, finance & Operations, and BD

•	Effective & accurate reporting of progress against targets, customer feedback and industry trends

•	Effective participation in Eyeblaster’s executive forum

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IN WITNESS of which the parties have executed this deed and have delivered it upon the day and year first above written.

Signed as a deed by EYEBLASTER, LIMITED acting by		GAL TRIFON
/s/ GAL TRIFON	a director, in the presence of:	Director
Maureen A. McGovern
SIGNATURE
NAME
ADDRESS

OCCUPATION

Signed as a deed by EYEBLASTER, LIMITED acting by		VERED RAVIV SCHWARZ
	a director / company secretary	Director / Secretary
in the presence of:	Maureen A. McGovern

/s/ VERED RAVIV SCHWARZ
SIGNATURE
NAME
ADDRESS

OCCUPATION

Signed as a deed by JOE GIRLING in the presence of:		/s/ VERED RAVIV SCHWARZ
/s/ JOSEPH GIRLING		VERED RAVIV SCHWARZ

SIGNATURE
NAME	JOSEPH GIRLING
ADDRESS	TUDOR GABLE. NIGHTINGALE AV. W. HORSLEY. SURREY. UK. KT24 GPA.
AND OCCUPATION	V.P. GLOBAL SALES.

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